LIONS PETROLEUM, INC.

     2005 Stock Incentive Plan For Employees And Consultants


     1.   Definitions: As used herein, the following definitions shall apply:

          (a) "Board of "Directors" shall mean the Board of Directors of the Corporation.

          (b) "Committee" shall mean the Compensation Committee designated by the Board of Directors of the Corporation, or such other committee as shall be specified by the Board of Directors to perform the functions and duties of the Committee under the Plan; provided, however. that, the Committee shall comply with the requirements of (i) Rule 16b-3 of the Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). and (ii) Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder.

          (c) "Corporation" shall mean Lions Petroleum, Inc., a Delaware corporation, or any successor thereof.

          (d) "Discretion" shall mean in the sole discretion of the Committee, with no requirement whatsoever that the Committee follow past practices, act in a manner consistent with past practices, or treat an employee or consultant in a manner consistent with the treatment afforded other employees or consultants with respect to the Plan.

          (e) "Participant" shall mean any individual designated by the Committee under Paragraph 6 for participation in the Plan.

          (f) "Plan" shall mean this Lions Petroleum, Inc. 2005 Stock Incentive Plan for Employees and Consultants,

          (g) "Subsidiary" shall mean any corporation or similar entity in which the Corporation owns, directly or indirectly, stock or other equity interest ("Stock") possessing more than 25% of the combined voting power of all classes of Stock; provided, however, that a grant of stock hereunder may be granted to an employee of a Subsidiary only if the Subsidiary is a corporation and the Corporation owns, directly or indirectly, 50% or more of the total combined voting power of all classes of Stock of the Subsidiary.

      2. Purpose of Plan: The purpose of the Plan is to provide employees and consultants of the Corporation and its Subsidiaries with an increased incentive to make significant and extraordinary contributions to the long-term performance and growth of the Corporation and its Subsidiaries, to join the interests of employees and consultants with the interests of the shareholders of the Corporation, and to facilitate attracting and retaining employees and consultants of exceptional ability.

      3. Administration: The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall determine, from those eligible to be Participants under the Plan, the persons to be granted stock, the amount of stock to be granted to each such person, and the terms and conditions of any stock grant. Subject to the provisions of the Plan, the Committee is authorized to interpret the Plan, to make, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the Plan's administration. Interpretation and construction of any provision of the Plan by the Committee shall, unless otherwise determined by the Board of Directors of the Corporation, be final and conclusive. A majority of the Committee shall constitute a quorum, and the acts approved by a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be the acts of the Committee.



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      4.  Indemnification of Committee Members: In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Corporation in connection with any claim, action, suit or proceeding relating to any action taken or failure to act under or in connection with the Plan or any stock granted hereunder to the full extent permitted by applicable law or provided for under the Corporation's Articles of Incorporation or Bylaws with respect to indemnification of directors of the Corporation.

      5. Maximum Number of Shares Subject to Plan: The maximum number of shares which may be granted under the Plan shall be five million (5,000,000) shares in the aggregate of Common Stock of the Corporation.

      6. Participants: The Committee shall determine and designate from time to time, in its Discretion, those employees and consultants of the Corporation or any Subsidiary to receive stock that, in the judgment of the Committee, are or will become responsible for the direction and financial success of the Corporation or any Subsidiary.

      7. Written Agreement: Each stock award shall be evidenced by a written agreement (each a "Corporation-Participant Agreement") containing such provisions as may be approved by the Committee. Each such Corporation-Participant Agreement shall constitute a binding contract between the Corporation and the Participant and every Participant, upon acceptance of such Agreement, shall be bound by the terms and restrictions of the Plan and of such Agreement. The terms of each such Corporation-Participant Agreement shall be in accordance with the Plan, but each Corporation- Participant Agreement may include such additional provisions and restrictions determined by the Committee, in its Discretion, provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan.

      8. Allotment of Shares: The Committee shall determine and fix, in its Discretion, the number of shares of Common Stock with respect to which a Participant may be granted.

      9. Stock Price: The initial and standard price per share of common stock to be issued directly shall be the Fair Market Value per share, but may be changed in each case by the Board, or its designee, from time to time. If the share price is changed, the Board, or its designee, shall determine the share price no later than the date of the issuance of the shares and at such other times as the Board. or its designee, deems necessary. The Board shall have absolute final discretion to determine the price of the common stock under the Plan. In the absence of such specific determination, the share price will be the Fair Market Value per share. "Fair Market Value" shall mean, if there is an established market for the Company's Common Stock on a stock exchange, in an over-the-counter market or otherwise, the Closing Bid Price of the Company's stock for the trading day which is the valuation date, provided that the Board may, in its discretion provide an alternative definition for Fair Market Value in the instrument granting the right. Unless otherwise specified by the Board at the time of grant (or in the formula applicable to such grant), the valuation date for purposes of determining the stock price shall be the date of grant. The Board may specify that, instead of the date of grant, the valuation date shall be a valuation period of up to ninety (90) days prior to the date of grant, and Fair Market Value for purposes of such grant shall be the average over the valuation period of the mean of the highest and lowest quoted selling prices on each date on which sales were made in the valuation period. If there is no established market for the Company's Common Stock, or if there were no sales during the applicable valuation period, the determination of Fair Market Value shall be established by the Board in its sole discretion, considering the criteria set forth in Treas. Reg. Section 20.2031-2 or successor regulations.

      10. Reclassification, Consolidation Or Merger: If and to the extent that the number of issued shares of common stock of the Company shall be increased or reduced by change in par value, split-up reclassification, distribution of a dividend payable in stock, or the like, the number of shares subject to direct issuance held by a person and the price per share shall be proportionately adjusted. If the Company is reorganized or consolidated or merged with another corporation, the person shall be entitled to receive direct issuance covering shares of such reorganized, consolidated, or merged company in the same proportion, at an equivalent price, and subject to the same conditions.



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      12.  Non-transferability of Stock Rights: No stock right granted under the Plan to a Participant shall be transferable by such Participant otherwise than by will or by the laws of descent and distribution. However, any stock issued shall be freely transferable after issuance.

      14. Continuation of Employment: The Committee may require, in its Discretion. that any Participant under the Plan to whom a stock shall be granted shall agree in writing as a condition of the granting of such stock award to remain in the employ or to remain as a consultant of the Corporation or a Subsidiary for a designed minimum period from the date of the granting of such stock award as shall be fixed by the Committee.

      16. Rights to Continued Employment: Nothing contained in the Plan or in any stock granted or awarded pursuant to the Plan, nor any action taken by the Committee hereunder, shall confer upon any Participant any right with respect to continuation of employment or consultancy by the Corporation or a Subsidiary nor interfere in any way with the right of the Corporation or a Subsidiary to terminate such person's employment or consultancy at any time.

      17. Effectiveness of Plan: The Plan shall be effective on the date the Board of Directors of the Corporation adopts the Plan.

      18. Termination, Duration and Amendments of Plan: The Plan may be abandoned or terminated at any time by the Board of Directors of the Corporation. Unless sooner terminated. the Plan shall terminate on the date ten years after its adoption by the Board of Directors, and no stock may be granted or awarded thereafter. The termination of the Plan shall not affect the validity of any stock grant outstanding on the date of termination.

      For the purpose of conforming to any changes in applicable law or governmental regulations, or for any other lawful purpose, the Board of Directors shall have the right, with or without approval of the shareholders of the Corporation, to amend or revise the terms of the Plan at any time; provided, however, that no such amendment or revision shall (i) without approval or ratification of the shareholders of the Corporation (A) increase the maximum number of shares in the aggregate which are subject to the Plan (subject, however, to the provisions of Paragraph 5), (B) increase the maximum number of shares for which any Participant may be granted stock under the Plan (except as contemplated by Paragraph 5), (C) change the class of persons eligible to be Participants under the Plan, or (D) materially increase the benefits accruing to Participants under the Plan, or (ii) without the consent of the holder thereof.. change the stock price (except as contemplated by Paragraph 5) or alter or impair any stock which shall have been previously granted or awarded under the Plan.

BOARD OF DIRECTORS


/s/ Dale M. Paulson
______________________________
Dale M. Paulson


/s/ Gordon L. Wiltse
______________________________
Gordon L. Wiltse


______________________________
Duane D. Fadness








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